EXHIBIT 107
Calculation of Filing Fee Tables
F-3
(Form Type)
HSBC Holdings plc
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	5.130% Fixed Rate/Floating Rate Senior Unsecured Notes due 2028	457(r)	$1,500,000,000	100%	$1,500,000,000	0.00015310	$229,650
Fees to Be Paid	Debt	5.286% Fixed Rate/Floating Rate Senior Unsecured Notes due 2030	457(r)	$2,250,000,000	100%	$2,250,000,000	0.00015310	$344,475
Fees to Be Paid	Debt	Floating Rate Senior Unsecured Notes due 2028	457(r)	$500,000,000	100%	$500,000,000	0.00015310	$76,550
Fees to Be Paid	Debt	Floating Rate Senior Unsecured Notes due 2030	457(r)	$500,000,000	100%	$500,000,000	0.00015310	$76,550
Total Fee Due								$727,225
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering of $1,500,000,000 aggregate principal amount of 5.130% Fixed Rate/Floating Rate Senior Unsecured Notes due 2028, $2,250,000,000 5.286% Fixed Rate/Floating Rate Senior Unsecured Notes due 2030, $500,000,000 aggregate principal amount of Floating Rate Senior Unsecured Notes due 2028 and $500,000,000 aggregate principal amount of Floating Rate Senior Unsecured Notes due 2030.